Exhibit 14.2

RIVERBED TECHNOLOGY, INC.

CODE OF ETHICS FOR

CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

(AS ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 12, 2006)

Riverbed Technology, Inc. (the “Company”) has a Code of Business Conduct applicable to all directors and employees of the Company. The Company’s Chief Executive Officer (the “CEO”) and all senior financial officers of the Company, including the Chief Financial Officer and the principal accounting officer, are bound by the provisions of the Code of Business Conduct relating to ethical conduct, conflicts of interest and compliance with the law. In addition, the CEO and the senior financial officers are subject to the following additional policies and procedures (this “Code”):

1.	The CEO and all senior financial officers must adhere to honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.	The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, and in other public communications made by the Company. Accordingly, the CEO and each senior financial officer must (a) promptly bring to the attention of the Audit Committee of the Company’s Board of Directors any material information of which he or she becomes aware that affects the disclosures made by the Company in its public filings and (b) otherwise assist the Audit Committee in fulfilling its responsibilities.

3.	The CEO and each senior financial officer must promptly bring to the attention of the Audit Committee any information that he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	The CEO and each senior financial officer must promptly bring to the attention of the CEO and to the Audit Committee any information that he or she may have concerning any violation of this Code or the Company’s Code of Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.	The CEO and each senior financial officer must promptly bring to the attention of the CEO and to the Audit Committee any information that he or she may have concerning evidence of a material violation, by the Company or any agent of the Company, of the securities or other laws, rules or regulations applicable to the Company and the operation of its business.

6.	In the event of violations of the Code of Business Conduct or of these additional policies and procedures by the CEO or by one of the Company’s senior financial officers, the Company’s Board of Directors will determine, or designate appropriate persons to determine, appropriate actions to be taken. Such actions will be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and to these additional procedures and may include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board of Directors), or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or its designee will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.